Exhibit 99.2
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI M12 OPERATIONS UPDATE
September 14, 2007 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today announced that operations had resumed at the M12 well located on the Manavi oil discovery in order to prepare the well for the planned acid fracture stimulation treatment and to continue production testing the well.
It was previously announced following initial testing of the M12 well that a hydraulic acid fracturing treatment of the Cretaceous reservoir interval was planned and Schlumberger had been contracted to provide pumping equipment, chemicals and services to the Company. In order to prepare the well for the arrival of this equipment, CanArgo rig #2 was mobilised to the M12 site in August. The rig is currently rigged up and operations have commenced to replace the 2 7/8” production string with a 5” liner, and set a temporary plug to facilitate the acid fracturing operation. Schlumberger are expected to commence mobilisation of the equipment to Georgia by the end of September and complete the fracture stimulation during October after which the well will be tested.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel :       +1 617 669 1841
Fax :       +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206